Exhibit 99.1

Keating Capital Leads Equity Financing for Xtime

Software as a Service Provider Receives Growth Capital from Pre-IPO Investor

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--June 16, 2011--Keating Capital, Inc., a pre-IPO investor, announced that it recently invested $3 million in the Series F Preferred Stock round of Xtime, Inc. (“Xtime”). Keating Capital was the lead investor in this round.

Founded in 1999 and headquartered in Redwood Shores, California, Xtime is a software as a service provider of Web scheduling and CRM solutions for automotive service departments. Xtime has enrolled over 3,000 dealerships since the launch of its ServiceCRM™ platform, which automates and integrates all Xtime products into a unified solution for fixed operations (consisting of service, parts, and body shop). Xtime products include online, Smartphone, dealership and call center scheduling, online bill pay, electronic inspections, electronic service menus, service marketing, greeter board, advanced shop control, management reporting and certified dealer management system integration.

Xtime is the exclusive or preferred provider for the following automobile original equipment manufacturers: Lexus, Mercedes-Benz, Infiniti, Volkswagen, Toyota Canada, Hyundai, Chrysler, Nissan, Audi, BMW and Toyota U.S. Many of the industry’s leading dealership groups also have contracts with Xtime, including:

  AutoNation, Inc. (NYSE: AN)
  Group 1 Automotive (NYSE: GPI)
  Sonic Automotive (NYSE: SAH)

Timothy J. Keating, Keating Capital’s CEO stated: “We are pleased to lead Xtime’s Series F Preferred Stock round and to further diversify our portfolio. Xtime is our fourth portfolio company investment in 2011, and the eighth since we launched the fund last year. It is also the first time that we have acted as the lead investor, and Xtime is our first investment in the software space. At $3 million, our Xtime investment is our largest to date and slightly above the $2.5 million of each of our three investments in the first quarter of 2011.”

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a business development company that specializes in making pre-IPO investments in innovative, high growth private companies that are committed to and capable of becoming public. Keating Capital provides individual investors with the ability to participate in a unique fund that invests in a private company's late stage, pre-IPO financing round — an opportunity that has historically been reserved for institutional investors.

To be added to Keating Capital’s distribution list, go to www.KeatingCapital.com/contact.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in "Risk Factors" in Keating Capital's annual report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 28, 2011, and subsequent filings with the SEC. Please refer to Keating Capital's SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital's Web site has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com